EXHIBIT 3.2
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                  STATE OF DELAWARE CERTIFICATE OF CORRECTION
                    FILED TO CORRECT A CERTAIN ERROR IN THE
                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                     PREFERENCES AND RIGHTS OF THE SERIES A
                    CONVERTIBLE PREFERRED STOCK FILED IN THE
                      OFFICE OF THE SECRETARY OF STATE OF
                         DELAWARE ON DECEMBER 12, 2007

         The Penn Traffic Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

         DOES HEREBY CERTIFY:

         1.       The name of the corporation is The Penn Traffic Company.

         2. That a Certificate of the Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the "Certificate of Designations") was filed by the Secretary of State of Delaware on December 12, 2007.

         3. The inaccuracy or defect of said Certificate of Designations to be corrected is as follows: The reference to "December 13, 2010" in Section 6(a) shall be deleted and replaced with the words "December 13, 2009".


         IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be signed by Daniel Mahoney, an authorized officer, this 12th day of December, 2007.


                                     The Penn Traffic Company
                                     By: /s/ Daniel J. Mahoney
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                                         Name:  Daniel J. Mahoney
                                         Title: VP, General Counsel